Exhibit 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

M-FLEX ANNOUNCES DISMISSAL WITHOUT PREJUDICE

OF CASE BY STARK HEDGE FUNDS AGAINST M-FLEX

Anaheim, CA, January 22, 2007 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, announced today that Stark Master Fund and M-Flex have voluntarily agreed to dismiss without prejudice the litigation by Stark against M-Flex in the Delaware Chancery Court. The dismissal without prejudice follows M-Flex’s extension of the deadline for the fulfillment of the pre-conditions to the offer for the outstanding ordinary shares of MFS Technology Ltd from December 31, 2006, to March 31, 2007. The dismissal without prejudice does not affect the pending action brought by M-Flex against WBL Corporation Limited in the Delaware Chancery Court, which is proceeding.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage and portable bar code scanners. M-Flex’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements which may be preceded by the words “will,” “expect,” “scheduled,” or similar words. For such statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the company’s forward-looking statements are disclosed in the company’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2006. These forward-looking statements represent management’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements.

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